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                             AGREEMENT TO TERMINATE
                          REGISTRATION RIGHTS AGREEMENT


     This Agreement to Terminate Registration Rights Agreement (this "Agreement"), dated as of August 5, 2005, by and between The Alfred I. DuPont Testamentary Trust (the "Trust") and The St. Joe Company, a Florida corporation (the "Company").

     1. Introduction. The Trust and the Company have entered into a Registration Rights Agreement, dated as of December 16, 1997, an Amendment No. 1 thereto, dated as of January 26, 1998, an Amendment No. 2 thereto, dated May 24, 2002, an Amendment No. 3 thereto, dated September 5, 2003, and an Amendment No. 4, dated as of December 30, 2003 (as amended, the "Registration Rights Agreement"), which governs, among other things, certain terms and conditions of the sale of Shares of the Company's Common Stock Beneficially Owned by the Trust, from time to time, in registered public offerings. The Trust currently owns less than five percent (5%) of the Company's outstanding Common Stock. As a result, the Trust and the Company believe that it is in their best interests to terminate the Registration Rights Agreement, as prescribed below.

     2. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Registration Rights Agreement.

     3. Termination of Registration Rights Agreement. The Registration Rights Agreement is hereby terminated effective August 5, 2005; provided, however, the provisions contained in Section 2.7 of the Registration Rights Agreement shall survive and remain in effect notwithstanding such termination.

     4. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of such counterparts shall together constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by the respective officers thereunto duly authorized as of the date first written above.

                                                     THE ALFRED I. DUPONT TESTA-
                                                     MENTARY TRUST

                                                     By: /s/ Winfred L. Thornton
                                                             Trustee



                                                     THE ST. JOE COMPANY


                                                     By: /s/ Peter S. Rummell
                                                             Peter S. Rummell
                                                             Chairman and CEO

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